EX-99.1

News Release

	For Immediate Release			Date: September 28, 2005
Corporate Headquarters
4601 College Boulevard, Suite 300
Leawood, Kansas, 66211 USA	Media Contact:	Shruthi Dyapaiah	1-913-327-4225	sdyapaiah@euronetworldwide.com
1-913-327- 4200	Investor Relations:	IR Dept	1-913-327-4200	investor@euronetworldwide.com
Euronet Worldwide Announces Offering of $125 Million of Convertible Debentures
LEAWOOD, KANSAS—September 28, 2005—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, today announced that it plans to offer to qualified institutional buyers, pursuant to Rule 144A under the Securities Act of 1933, $125 million aggregate principal amount of Convertible Debentures due 2025. Euronet also plans to grant to the initial purchaser an option to purchase up to an additional $15 million aggregate principal amount of the debentures.
The debentures will be unsecured obligations of Euronet, subordinated in right of payment to Euronet’s secured credit facilities and any secured renewel, refinancing or replacement thereof, and will be convertible, under certain circumstances, into common stock of Euronet. The debentures may not be redeemed by Euronet prior to October 2012. Holders of the debentures may require Euronet to repurchase some or all of the debentures in October 2012, 2015, and 2020 and upon certain specified corporate transactions.
Euronet intends to use the net proceeds of the offering for general corporate purposes, which may include share repurchases, acquisitions of non-US entities or other strategic investments. The closing of the sale of any debentures is subject to Euronet’s satisfaction with the final terms, including conversion premium and coupon rate.
This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Such forward-looking statements include the expectations, plans or prospects for Euronet, including whether or not Euronet will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering and the anticipated use of proceeds of the offering. The statements made by Euronet are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Euronet’s control and the risk factors and other cautionary statements discussed in Euronet’s filings with the U.S. Securities and Exchange Commission including but not limited to Euronet’s Form 10-K for the period ended December 31, 2004 and its Forms 10-Q for the periods ended March 31, 2005 and June 30, 2005. Copies of these filings may be obtained by contacting the company or the SEC. Euronet does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.